Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300    Facsimile: (212) 370-7889

www.egsllp.com

January 9, 2017

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Empire Resorts, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to $5,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”), which represent unsecured obligations to pay deferred compensation in the future in accordance with the Empire Resorts, Inc. Executive Deferred Compensation Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Second Amended and Restated Certificate of Incorporation of the Company, dated as of November 1, 2016, and the Third Amended and Restated Bylaws of the Company, dated as of November 2, 2016;

(2) the Plan; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have not independently verified any of these assumptions.

The opinion expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a) the validity or enforcement of the Plan and the Deferred Compensation Obligations may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Plan or the Deferred Compensation Obligations.

The opinion set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinion to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that, when issued in accordance with the terms of the Plan and the agreements or certificates issued thereunder, the Deferred Compensation Obligations will be binding obligations of the Company, enforceable in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
ELLENOFF GROSSMAN & SCHOLE LLP